Exhibit 99.1

TRANS WORLD CORPORATION

2014 EQUITY INCENTIVE PLAN

Trans World Corporation (the “Company”) hereby adopts its 2014 Equity Incentive Plan (the “Plan”) upon the terms and conditions hereinafter stated, effective as of April 23, 2014.

SECTION 1.  Purpose.  The purposes of the Trans World Corporation 2014 Equity Incentive Plan are to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional executive personnel and other key employees of the Company and its Affiliates; (ii) motivating such employees by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such employees to participate in the long-term growth and financial success of the Company; and (iv) compensating non-employee directors for their service to the Company.

SECTION 2.  Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

“10% Stockholder” shall have the meaning set forth in Section 5.

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Other Stock-Based Award or Performance Award.

“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean a change in ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as provided under Section 409A of the Code and the regulations thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

“Committee” shall mean the Compensation Committee of the Board, which shall be composed of not less than two directors, each of whom shall be (i) to the extent necessary to comply with Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3, as from time to time amended, and (ii) to the extent necessary to comply with any applicable listing or quotation requirements relating to the Shares, an “independent” director within the meaning of such requirements, provided that, with respect to any Covered Employee, “Committee” shall mean the Compensation Subcommittee of the Compensation Committee of the Board, which shall consist of two or more members of the Board appointed by the Board who qualify as outside directors for purposes of Section 162(m) of the Code.  Any reference in the Plan to the “Committee” shall be understood to refer to the Compensation Committee or its Compensation Subcommittee, whichever has administrative authority with respect to the matter.

“Common Stock” shall mean the common stock, $0.001 par value per share, of the Company as authorized by the Articles of Incorporation of the Company.

“Company” shall mean Trans World Corporation and any successor thereto.

“Covered Employee” shall mean any Employee who is a covered employee as defined in Section 162(m)(3) of the Code and the regulations thereunder, or any successor section and regulations thereunder.

“Disability” shall mean, in the case of any Participant, that the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company (or would have received such benefits for at least three months if he had been eligible to participate in such plan).

“Effective Date” means the date upon which the Board approves this Plan.

“Employee” shall mean an employee of the Company or of any Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the fair market value of the property or other item being valued, as determined by the Committee in its sole discretion, provided that, unless otherwise determined by the Committee in order to satisfy the requirements relating to Incentive Stock Options under applicable laws and regulations, the “Fair Market Value” of a Share shall be the closing sale price of a Share on the date in question (or, if such day is not a trading day in the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one) or national quotation system in which such Shares are then traded, or if no such closing prices are reported, the mean between the high bid and low asked prices that day on the principal market or national quotation system then in use. Notwithstanding the foregoing, if the Shares are not readily tradable on an established securities market for purposes of Section 409A of the Code, then the Fair Market Value shall be determined by means of a reasonable valuation method that takes into consideration all available information material to the value of the Company and that otherwise satisfies the requirements applicable under Section 409A of the Code and the regulations thereunder.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company at a stated price for a specified period that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provisions thereto.

“Non-employee Director” shall mean a director of the Company or of any Affiliate, who is not also an Employee of the Company or of any Affiliate.

“Nonqualified Stock Option” shall mean a right to purchase Shares from the Company at a stated price for a specified period that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 9 of the Plan.

“Participant” shall mean any Employee or Non-Employee Director selected by the Committee to receive an Award under the Plan.

“Performance Award” shall mean any Award granted under Section 10 of the Plan.

“Performance Goal” shall have the meaning set forth in Section 10(c) of the Plan.

“Performance Period” shall mean, with respect to any Performance Award, the period specified by the Committee, including, but not limited to, the calendar year or any part thereof and periods of more than one consecutive calendar year.

“Performance Targets” shall mean the specific measures which must be satisfied in connection with any Performance Goal.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean this Trans World Corporation 2014 Equity Incentive Plan, as may be amended from time to time in accordance with its terms.

“QDRO” shall mean a domestic relations order meeting such requirements as the Committee shall determine, in its sole discretion.

“Restricted Stock Award” shall mean any Award granted under Section 8 of the Plan.

“Restricted Stock” shall mean any Share granted under Section 8 of the Plan that is subject to a substantial risk of forfeiture due to a restriction based on continued employment or the occurrence of other events as determined by the Committee in its sole discretion and as specified in the Applicable Award Agreement.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan that is subject to a substantial risk of forfeiture due to a restriction based on continued employment or the occurrence of other events as determined by the Committee in its sole discretion, which may be settled either (i) by the delivery of one Share for each Restricted Stock Unit or (ii) in cash in an amount equal to the Fair Market Value of one Share for each Restricted Stock Unit, all as specified in the applicable Award Agreement. The Award of a Restricted Stock Unit represents the mere promise of the Company to deliver a Share or the appropriate amount of cash, as applicable, upon removal of the applicable restriction (or such later date as may be provided in the Award Agreement) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of “property” within the meaning of Section 83 of the Code.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” shall mean shares of the Common Stock, or such other securities of the Company as may be designated by the Committee from time to time.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan to receive the difference between (i) a grant price, which shall be no less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, and (ii) the Fair Market Value of a Share on the date the right is exercised, which amount may be paid in cash, Shares or a combination of cash and Shares.

SECTION 3.  Administration.

(a)                                 Authority of Committee.  The Plan shall be administered by the Committee.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:  (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including the determination of any vesting period; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vi) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (vii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (viii) determine the meaning of the term “retirement” for purposes of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)                                 Committee Discretion Binding.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all

Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

SECTION 4.  Shares Available for Awards.

(a)                                 Shares Available.  Subject to adjustment as provided in Section 14, the number of Shares with respect to which Awards may be granted under the Plan shall not exceed 660,750, which represents approximately 7.5% of the Company’s total outstanding Common Stock as of the Effective Date. None of such Shares shall be the subject of more than one Award at any time, but if an Award is cancelled or forfeited or if an Award terminates, expires or lapses for any reason, then any unissued or forfeited Shares subject to the Award shall again become available for grant under the Plan as if no Awards had been previously granted with respect to such Shares. Shares withheld from an Award or delivered by a Participant to satisfy minimum tax withholding requirements or to pay the Exercise Price of Options or Stock Appreciation Rights will not be available for future grants of Awards under the Plan.

(b)                                 Award Limits.  Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment as provided in Section 14:

(i)                                     in no event shall a Participant receive an Award or Awards during any one calendar year covering in the aggregate more than 200,000 Shares (whether such Award or Awards may be settled in Shares, cash or any combination thereof); and

(ii)                                  in no event shall there be granted during the term of the Plan Restricted Stock or Restricted Stock Units which are not subject to the achievement of a Performance Target or Targets covering more than an aggregate of 150,000 Shares.

(c)                                  Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares, as well as Shares purchased in the open market or in private transactions.

(d)                                 No Deferral of Compensation Under Section 409A of the Code.  All Awards granted under the Plan are designed to not constitute a deferral of compensation for purposes of Section 409A of the Code.  Notwithstanding any other provision in this Plan to the contrary, all of the terms and conditions of any Awards granted under this Plan as Options or Stock Appreciation Rights shall be designed to satisfy the exemption for stock options or stock appreciation rights set forth in the regulations issued under Section 409A of the Code.  Both this Plan and the terms of all Options or Stock Appreciation Rights granted hereunder shall be interpreted in a manner that requires compliance with all of the requirements of the exemptions for stock options and stock appreciation rights set forth in the regulations issued under Section 409A of the Code.  No Participant who has been granted Options shall be permitted to defer the recognition of income beyond the exercise date of a Nonqualified Stock Option or beyond the date that the Common Stock received upon the exercise of an Incentive Stock Option is sold. No Participant who has been granted a Stock Appreciation Right shall be permitted to defer the recognition of income beyond the exercise date of the Stock Appreciation Right.   No Participant shall be permitted to defer the recognition of income beyond the date a Restricted Stock Award, Restricted Stock Unit, Other Stock-Based Award or Performance Award shall be deemed earned under this Plan.

SECTION 5.  Eligibility.  Any Employee, including any officer or employee-director of the Company or any Affiliate, and any Non-Employee Director shall be eligible to be designated a Participant, provided that (i) only Employees who are common-law employees of the Company or any of its Affiliates shall be eligible for the grant of an Incentive Stock Option, (ii) an Employee-shareholder who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Affiliates (a “10% Stockholder”) shall not be eligible for the grant of an Incentive Stock Option unless the requirements set forth in Section 422(c)(5) of the Code are satisfied, and (iii) Non-employee Directors shall only be entitled to receive Nonqualified Stock Options.

SECTION 6.  Stock Options.

(a)                                 Grant.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees and Non-employee Directors to whom Options shall be granted, the number of Shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option, provided that Non-employee Directors shall only be entitled to receive Nonqualified Stock Options.  The Committee shall have the authority to grant Incentive Stock Options, or to grant Nonqualified Stock Options, or to grant both types of options.  In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. Any Option granted with the intention that it will be an Incentive Stock Option but which fails to satisfy a requirement for Incentive Stock Options shall continue to be valid and shall be treated as a Nonqualified Stock Option.

(b)                                 Exercise Price.  The Committee in its sole discretion shall establish the exercise price at the time each Option is granted, provided that the per share price at which Shares may be purchased upon exercise of an Option shall be no less than one hundred percent (100%) of the Fair Market Value of a Share at the time such Option is granted, except as provided in Section 6(e)(ii) below.

(c)                                  Exercise.  Subject to the terms of the Plan, each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted unless the holder of the Option is a 10% Stockholder, in which case no Option granted shall be exercisable after the expiration of five years from the date the Option is granted.  The Committee may impose such conditions with respect to the exercise of Options, including without limitation any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d)                                 Payment.  No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company.  Such payment may be made by the Optionee (i) in cash or its equivalent, (ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to the Company the amount of sale proceeds to pay the exercise price, all in accordance with applicable laws and regulations and Financial Accounting Standards Board ASC Topic 718 — Stock Compensation, (iii) at the discretion of the Board or the Committee, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an Option) equal in Fair Market Value to the purchase price of the Shares to be acquired pursuant to the Option, (iv) at the discretion of the Board or the Committee, by withholding some of the Shares of Common Stock which are being purchased upon exercise of an Option, or (v) any combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such option price. With respect to clause (iii) hereof, the shares of Common Stock delivered to pay the purchase price must have either been (x) purchased in open market transactions or (y) issued by the Company pursuant to a plan thereof, in each case more than six months prior to the exercise date of the Option.

(e)                                  Additional Terms Applicable to Incentive Stock Options.  All Options issued under the Plan as Incentive Stock Options will be subject, in addition to the terms detailed in Sections 6(a) to 6(d) above, to those contained in this Section 6(e).

(i)                                     Amount Limitation.  Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options under this Plan (as well as stock options that satisfy the requirements of Section 422 of the Code under any other stock option plans maintained by the Company or any parent or subsidiary company) are exercisable for the first time by the Participant during any calendar year shall not exceed $100,000.

(ii)                                  Limitation on Ten Percent Stockholders.  The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to shareholders of the Company or any subsidiary company, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Company at the time of grant.

(iii)                               Notice of Disposition; Withholding; Escrow.  A Participant shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of.  The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the Participant such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Participant any additional amounts which may be required for such purpose.  The Committee may, in its discretion, require shares of Common Stock acquired by a Participant upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 6(e)(iii).

SECTION 7.  Stock Appreciation Rights.

(a)                                 Grant.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right, the exercise price thereof, which may be no less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, the conditions and limitations applicable to the exercise thereof and whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.  Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award.  Stock Appreciation Rights granted in tandem with an Option shall be granted at the same time as the Option is granted and shall have the same exercise price as the tandem Option.

(b)                                 Other Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement and any other terms and conditions of any Stock Appreciation Right.  Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted prior to such determination as well as Stock Appreciation Rights granted thereafter.  The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

SECTION 8.  Restricted Stock and Restricted Stock Units.

(a)                                 Grant.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, the other terms and conditions of such Awards and, in the case of Restricted Stock Units, whether such Units shall be settled in cash, Shares or a combination of cash and Shares on the date of grant.  Notwithstanding any other provision of the Plan to the contrary, Restricted Stock and Restricted Stock Units which have not been granted in lieu of base salary or bonuses or which have a restriction based on completion of a specified period of service with the Company or an Affiliate without achievement of a Performance Target or Performance Targets or other performance objectives of the Company as a condition of vesting shall have a minimum vesting period of three years from the date of grant, except (i) as provided in Section 12 hereof and (ii) in the Committee’s sole discretion, in the event of the Participant’s Disability or death.

(b)                                 Transfer Restrictions.  Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreement.  Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company.  Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant’s legal representative.

(c)                                  Dividends and Distributions.  Restricted Stock Awards and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock).  These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of Performance Goals or otherwise, as the Committee determines at the time of the grant of the Award.  Except as otherwise provided in the applicable Award Agreement, a Participant shall have all of the rights of a stockholder with respect to the Shares covered by the Restricted Stock Award, and a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units until such time as Shares are paid in settlement of the Restricted Stock Units.  Unless otherwise provided in the applicable Award Agreement, Shares covered by Restricted Stock Awards will be entitled to full dividend rights and any dividends paid thereon will be paid or distributed to the holder at such time as the underlying Shares become vested and earned by the Participant.

(d)                                 Voting of Restricted Stock.  Unless otherwise determined by the Committee at the time of grant, an Employee to whom Shares of Restricted Stock shall be granted shall be entitled to vote such Shares.

SECTION 9.  Other Stock-Based Awards.  The Committee shall have authority to grant to eligible Employees an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 through 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award and whether such Awards shall be paid in cash, Shares or a combination of cash and Shares.  Notwithstanding any other provision of the Plan to the contrary, an Other Stock-Based Award which is not granted in lieu of base salary or bonuses  or which is not subject to the achievement of a Performance Target or Targets or other performance objectives of the Company as a condition to vesting shall have a minimum vesting period of three years from the date of grant, except (i) as provided in Section 12 hereof and (ii) in the Committee’s sole discretion, in the event of the Participant’s Disability or death.

SECTION 10.  Performance Awards.

(a)                                 Grant.  The Committee shall have sole and complete authority to determine the extent to which an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards shall be subject to the achievement of one or more Performance Targets over one or more Performance Periods.  For any Award to a Covered  Employee, any such Performance Target and related Performance Goal(s) and Performance Period(s) shall be determined by the Committee within the time prescribed by Section 162(m) of the Code and the regulations thereunder, or any successors thereto, in order for the Performance Target to be considered “pre-established” for this purpose.

(b)                                 Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Targets to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

(c)                                  Performance Goals.  For purposes of the Plan, the term “Performance Goals” shall mean objective criteria based on one or more of the following: net income, net income before taxes, operating earnings, cash earnings, operating cash earnings, cash flows, financial return ratios (including, but not limited to, return on average total assets, return on tangible total assets, return on average stockholders’ equity, return on average tangible stockholders’ equity, average stockholders’ equity to average total assets, risk-adjusted return on capital, return on investment, economic value added, efficiency ratio, expense ratio, revenue growth, noninterest income to total revenue ratio and net interest margin), total stockholder return, earnings per share, operating earnings per share, cash earnings per share, other balance sheet or income statement items, stock price, market share or project completion.  Performance Goals with respect to awards to Participants who are not Covered Employees also may be based on any other objective performance goals as may be established by the Committee for a Performance Period.  Performance Goals may be measured (i) solely on a corporate, subsidiary or business unit basis or a combination thereof and/or (ii) on actual or targeted growth factors.  Performance Goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected Performance Goals.  A Performance Goal may include or exclude items that measure specific objectives, such as the cumulative effect of changes in generally accepted accounting principles, losses resulting from discontinued operations, securities gains and losses, restructuring, merger-related and other nonrecurring costs, amortization of goodwill and other intangible assets, extraordinary gains or losses and any unusual, nonrecurring gain or loss that is separately quantified in the Company’s financial statements.  Any Performance Goal expressed on a per-Share basis shall, in case of a recapitalization, stock dividend, stock split or reverse stock split affecting the number of outstanding Shares, be mathematically adjusted by the Committee so that the change in outstanding Shares does not cause a substantive change in the relevant goal.  The Committee may adjust Performance Goals for any other objective events or occurrences which occur during a Performance Period, including, but not limited to, acquisitions by the Company and changes in applicable tax laws or accounting principles, provided that the Committee shall not have the discretion to increase the amount of a Performance Award that would otherwise be due upon attainment of a Performance Target or Performance Targets to any Participant who is a Covered Employee except to the extent permitted under Section 162(m) of the Code and the regulations thereunder or any successors thereto.

(d)                                 Payment of Performance Awards.  Each Performance Award shall be earned, vested and payable (as applicable) only upon the achievement of Performance Goals established by the Committee based upon one or more of the criteria set forth in Section 10(c) above, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide at the time of grant in the applicable Award Agreement that achievement of such Performance Goals will be waived (with the Performance Award deemed earned) in whole or in part or will be deemed to have been satisfied at a specified level, that the Performance Period shall be shortened, and/or that the payment under the Performance Award shall be pro-rated to reflect the reduced Performance Period upon (i) the termination of employment of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period, provided that no full and/or partial payment of a Performance Award granted hereunder may be made to a Covered Employee until the Committee has certified in writing the attainment by the Company of the applicable Performance Target or Performance Targets over the applicable Performance Period or Performance Periods.

SECTION 11.  Termination or Suspension of Employment or Service.  The following provisions shall apply in the event of the Participant’s termination of employment or service with the Company and any Affiliate unless the Committee shall have provided otherwise, either at the time of the grant of the Award or thereafter.

(a)                                 Nonqualified Stock Options and Stock Appreciation Rights.

(i)                                     Termination of Employment.  If the Participant’s employment or service with the Company and its Affiliates is terminated for any reason other than death, Disability or retirement, the Participant’s right to exercise any Nonqualified Stock Option or Stock Appreciation Right shall terminate, and such Option or Stock Appreciation Right shall expire, on the earlier of (A) the first anniversary of such termination of employment or service or (B) the date such Option or Stock Appreciation Right would have expired had it not been for the termination of employment or service.  The Participant shall have the right to exercise such Option or Stock Appreciation Right prior to such expiration to the extent it was exercisable (and had not yet been exercised) at the date of such termination of employment or service.

(ii)                                  Death, Disability or Retirement.  If the Participant’s employment or service with the Company and its Affiliates is terminated by death, Disability or retirement, the Participant or his successor (if employment or service is terminated by death) shall have the right to exercise any Nonqualified Stock Option or Stock Appreciation Right to the extent it was exercisable (and had not yet been exercised) at the date of such termination of employment or service, but in no event shall such Option or Stock Appreciation Right be exercisable later than the date the Option or Stock Appreciation Right would have expired had it not been for the termination of such employment or service.

(iii)                               Acceleration and Extension of Exercisability.  Notwithstanding the foregoing, the Committee may, in its discretion, provide at the time of grant (A) that an Option or Stock Appreciation Right granted to a Participant may terminate at a date earlier than that set forth above, including without limitation the date of termination of employment or service, (B) that an Option or Stock Appreciation Right granted to a Participant may terminate at a date later than that set forth above, provided such date shall not be beyond the date the Option or Stock Appreciation Right would have expired had it not been for the termination of the Participant’s employment or service, and (C) that an Option or Stock Appreciation Right may become immediately exercisable upon the Participant’s death, Disability or retirement when it finds that such acceleration would be in the best interests of the Company.

(b)                                 Incentive Stock Options.  Except as otherwise determined by the Committee at the time of grant, if the Participant’s employment with the Company is terminated for any reason, the Participant shall have the right to exercise any Incentive Stock Option and any related Stock Appreciation Right during the 90 days after such termination of employment to the extent it was exercisable at the date of such termination, but in no event later than the date the Option would have expired had it not been for the termination of such employment.  If the Participant does not exercise such Option or related Stock Appreciation Right to the full extent permitted by the preceding sentence, the remaining exercisable portion of such Option automatically will be deemed a Nonqualified Stock Option, and such Option and any related Stock Appreciation Right will be exercisable during the period set forth in Section 11(a) of the Plan, provided that in the event that employment is terminated because of death or the Participant dies during such 90-day period, the Option will continue to be an Incentive Stock Option to the extent provided by Section 421 or Section 422 of the Code, or any successor provisions, and any regulations promulgated thereunder.  Notwithstanding the foregoing, the Committee may, in its discretion, provide at the time of grant that an Incentive Stock Option may become immediately exercisable upon the Participant’s death, Disability or retirement when it finds that such acceleration would be in the best interests of the Company.

(c)                                  Restricted Stock.  Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company at the price (if any) paid by the Participant for such Restricted Stock, provided that in the event of a Participant’s Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s shares of Restricted Stock.

SECTION 12.  Change in Control.  Notwithstanding any other provision of the Plan to the contrary, upon a Change in Control all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of Award; provided, however, that Performance Awards shall be deemed to be earned and vested upon a Change in Control only to the extent set forth in the applicable Award Agreement.

SECTION 13.  Amendment and Termination.

(a)                                 Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted without the consent of the affected Participant, holder or beneficiary, or that without the approval of the stockholders of the Company would:

(i)                                     except as provided in Section 14 of the Plan, increase the total number of Shares with respect to which Awards may be granted under the Plan;

(ii)                                  change the employees or class of employees or Non-employee Directors eligible to participate in the Plan;

(iii)                               reduce the exercise price for Options and Stock Appreciation Rights by repricing or replacing such Awards; or

(iv)                              change the Performance Goals which may be established for Performance Awards.

(b)                                 Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively, provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.  Notwithstanding any other provision of the Plan to the contrary, except as provided in Section 14, the Committee shall not have the authority to cancel any outstanding Option or Stock Appreciation Right and issue a new Option or Stock Appreciation Right in its place with a lower exercise price without the approval of the stockholders of the Company.

SECTION 14.  Adjustments for Capital Changes.

(a)                                 General Adjustments.  The aggregate number of Shares available for issuance under this Plan, the number of Shares to which any outstanding Award relates, the maximum number of Shares that can be covered by Awards to each Participant and the exercise price per Share under any outstanding Option or Stock Appreciation Right shall be proportionately adjusted for any increase or decrease in the total number of outstanding Shares issued subsequent to the Effective Date of this Plan resulting from a split, subdivision or consolidation of Shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such Shares effected without receipt or payment of consideration by the Company.

(b)                                 Adjustments for Mergers and Other Corporate Transactions.  If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Company, the Shares shall be exchanged for other securities of the Company or of another corporation, each recipient of an Award shall be entitled, subject to the conditions herein stated, to purchase, acquire or receive such amount of cash or such number of Shares or amount of other securities of the Company or such other corporation as were exchangeable for the number of Shares of the Company which such Participants would have been entitled to purchase, acquire or receive except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding Options and Stock Appreciation Rights, provided that in each case the number of Shares or other securities subject to the substituted or assumed stock options or stock appreciation rights and the exercise price thereof shall be determined in a manner that satisfies the requirements of Treasury Regulation §1.424-1 and the regulations issued under Section 409A of the Code so that the substituted or assumed option or stock appreciation right is not deemed to be a modification of the outstanding Options or Stock Appreciation Rights.  Notwithstanding any provision to the contrary, the term of any Option or Stock Appreciation Right granted hereunder and the property which the holder of the Option shall receive upon the exercise or termination thereof shall be subject to, and be governed by, the provisions regarding the treatment of any such Options or Stock Appreciation Rights set forth in a definitive agreement with respect to any of the aforementioned transactions entered into by the Company to the extent any such Option or Stock Appreciation Right remains outstanding and unexercised upon consummation of the transactions contemplated by such definitive agreement.

SECTION 15.  General Provisions.

(a)                                 Nontransferability.  No Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution or pursuant to a QDRO, provided, however, that an Award may be transferable, to the extent determined by the Committee and set forth in the applicable Award Agreement, (i) if such Award Agreement provisions do not disqualify such Award for exemption under Rule 16b-3, as from time to time amended, (ii) if such Award is not intended to qualify for exemption under such rule or (iii) with respect to Awards which are Incentive Stock Options, if such Award Agreement provisions do not prevent the Incentive Stock Options from qualifying as such under Section 422 of the Code, as from time to time amended.

(b)                                 No Rights to Awards.  No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants or holders or beneficiaries of Awards.  The terms and conditions of Awards need not be the same with respect to each Participant.

(c)                                  Share Certificates.  All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange or national market quotation system upon which such Shares or other securities are then listed or quoted, respectively, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)                                 Withholding.  A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of any Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(e)                                  Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(f)                                   No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock Awards and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(g)                                  No Right to Continued Employment or Service.  Neither the Plan nor the grant of any Awards hereunder nor any action taken by the Committee or the Board in connection with the Plan shall create any right on the part of any Employee or Non-employee Director to continue in the employ or service of the Company or any Affiliate.

(h)                                 No Rights as Stockholder.  Subject to the provisions of the applicable Award and the Plan, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.

(i)                                     Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York.

(j)                                    Severability.  The Plan is intended to comply in all aspects with applicable laws and regulations, including, with respect to those Participants who are Covered Employees, Section 162(m) of the Code and the regulations thereunder, or any successors thereto.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(k)                                 Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law, regulation or listing or quotation requirement relating to the Shares or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.  Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject, as well as any applicable listing or quotation requirements relating to the Shares.

(l)                                     No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(m)                             No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated or accumulated and paid at a later date.

(n)                                 Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(o)                                 Successors and Assigns.  The Plan and any Award Agreement shall be binding upon the Company and its successors and assigns and upon each Participant and such Participant’s heirs, executors, administrators, personal representatives, permitted assignees and successors in interest.

(p)                                 Pronouns.  Wherever appropriate, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.

SECTION 16.  Effective Date; Term of the Plan.

(a)                                 Effective Date.  This Plan shall become effective on the Effective Date, and Awards may be granted hereunder no earlier than the date that this Plan is approved by stockholders of the Company and no later than the termination of the Plan, provided this Plan is approved by stockholders of the Company pursuant to Section 17 hereof.

(b)                                 Term of the Plan.  The Plan shall remain in effect until the earlier of (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Section 13 hereof or (iii) the close of business on the tenth annual anniversary of the Effective Date.  Termination of the Plan shall not affect any Awards previously granted, and such Awards shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.

SECTION 17.  Stockholder Approval of the Plan.  The Company shall submit this Plan to its stockholders for approval at a meeting of stockholders of the Company held within twelve (12) months following the Effective Date in order to meet the requirements of (i) Section 422 of the Code and regulations thereunder, and (ii) Section 162(m) of the Code and regulations thereunder.